Exhibit 99.1

Marketing & Communications | 415.973.5930 | www.pgecorp.com
April 22, 2020

Bill Johnson to Retire as CEO of PG&E Corporation on June 30, 2020

Bill Smith, Current PG&E Board Member and Former President of
AT&T Technology Services, Appointed Interim CEO
Effective upon Johnson’s Departure

PG&E Schedules First-Quarter 2020 Earnings Release

SAN FRANCISCO — PG&E Corporation announced today that its chief executive officer and president, William D. “Bill” Johnson, has decided to retire from the company.  His retirement will become effective on June 30, 2020, which is expected to be after the company’s Plan of Reorganization is confirmed by the Bankruptcy Court.

“I joined PG&E to help get the company out of bankruptcy and stabilize operations. By the end of June, I expect that both of these goals will have been met,” said Johnson. “As we look to PG&E’s next chapter, this great company should be led by someone who has the time and career trajectory ahead of them to ensure that it fulfills its promise to reimagine itself as a new utility and deliver the safe and reliable service that its customers and communities expect and deserve. I want to thank the Board as well as all of the employees, who work so hard every day to address the challenges the company has faced--it has been a privilege to work with them.”

PG&E has named William “Bill” Smith as Interim CEO. Smith, who joined the PG&E Board of Directors in 2019, will serve in this role from the time of Johnson’s departure through the appointment of a new CEO. Johnson and Smith will use May and June to transition. Johnson will remain on the board until June 30.

Andrew Vesey, current CEO and President of Pacific Gas and Electric Company, the utility subsidiary, will continue in his role overseeing the company’s electric, gas, generation and customer operations.

Smith is the retired President of AT&T Technology Operations at AT&T Services, Inc., where he spent 37 years with the telecommunications service provider and its predecessor companies. He held a number of senior officer positions at AT&T, including President of Network Operations. In his last role, Smith oversaw data center and information technology operations, DIRECTV field operations, planning, engineering, construction, provisioning and maintenance for the company’s wireless and wireline networks. Throughout his career, he managed organizations with more than 100,000 employees and led network and customer care efforts across a broad global footprint.

“We were fortunate to have Bill Johnson’s experience and steady presence for the past year as he shepherded the company through multiple challenges,” said Nora Mead Brownell, Chair of PG&E Corporation’s Board of Directors. “We are equally fortunate now to have Bill Smith step up and provide strong, stable experienced leadership during this transitional period. With his knowledge of the company and his long-time operational and transformation experience in large and heavily regulated, consumer-facing organizations, he is well-positioned to help the company begin its next chapter.”

“I have been deeply involved in the Board’s work helping to prepare PG&E for its successful emergence from bankruptcy,” said Bill Smith. “I am delighted that I can bring my knowledge and experience to bear going forward, working together with employees, our regulators, and elected officials to introduce the new PG&E and continue to fulfill the company’s commitments to its customers and communities.”

First-Quarter 2020 Earnings:

PG&E Corporation (NYSE: PCG) plans to report first-quarter 2020 earnings on May 1, 2020, before the market opens.  PG&E will not be hosting an associated conference call for members of the financial community.

Recent Milestones

Under the leadership of the Board and Bill Johnson over the past 12 months, PG&E has accomplished the following major milestones:

●	Positioned the company on a path to reach confirmation of its Plan of Reorganization before June 30, 2020;
●	Received approval and support from the Governor’s Office for the company’s Plan of Reorganization;
●	Reached $25.5 billion in wildfire settlements with victims;
●	Reached a plea agreement with the Butte County District Attorney on charges related to the 2018 Camp Fire;
●	Hired a new and industry experienced Utility CEO and President;
●	Hired a new Chief Safety Officer;
●	Committed to establishing a newly expanded role of Chief Risk Officer;
●	Formed an Independent Safety Oversight Committee (ISOC) to provide independent review of operations, including compliance, safety leadership, and operational performance;
●	Began pursuing a plan to regionalize the company’s operations and its infrastructure to enhance the company’s focus on local communities and customers;
●	Assumed all collective bargaining agreements with labor unions, pension obligations, and other employee obligations, and all power purchase agreements; and
●	Reformed executive compensation to further tie it to safety performance and customer experience.

About PG&E Corporation

PG&E Corporation is a holding company headquartered in San Francisco. It is the parent company of Pacific Gas and Electric Company (the “Utility”), an energy company that serves 16 million Californians across a 70,000-square-mile service area in Northern and Central California. Each of PG&E Corporation and the Utility is a separate entity, with distinct creditors and claimants, and is subject to separate laws, rules and regulations. For more information, visit http://www.pgecorp.com. In this news release, they are together referred to as “PG&E.”

Forward-Looking Statement

This press release contains forward-looking statements that are not historical facts, including statements about the beliefs, expectations, estimates, future plans and strategies of PG&E Corporation and the Utility, as well as forecasts and estimates regarding the timing of PG&E Corporation’s and the Utility’s Chapter 11 cases, confirmation of PG&E Corporation’s and the Utility’s Plan of Reorganization, timing of PG&E Corporation’s and the Utility’s emergence from Chapter 11 and officer transitions. These statements are based on current expectations and assumptions, which management believes are reasonable, and on information currently available to management, but are necessarily subject to various risks and uncertainties. In addition to the risk that these assumptions prove to be inaccurate, factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include factors disclosed in PG&E Corporation’s and the Utility’s annual report on Form 10-K for the year ended December 31, 2019 and other reports filed with the SEC, which are available on PG&E Corporation’s website at www.pgecorp.com and on the SEC website at www.sec.gov. Additional factors include, but are not limited to, those associated with the Chapter 11 cases of PG&E Corporation and the Utility that commenced on January 29, 2019. PG&E Corporation and the Utility undertake no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise, except to the extent required by law.
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